EXHIBIT 23.2
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INDEPENDENT AUDITORS' CONSENT




The General Partner and Unitholders
Alliance Capital Management L.P.:

               We consent to incorporation by reference in the registration statement on Form S-8 of Alliance Capital Management L.P. of our report dated February 6, 1997, relating to the consolidated statement of financial condition of Alliance Capital Management L.P. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statement of income, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996 which report appears in the annual report on Form 10-K of Alliance Capital Management L.P.

New York, New York
March 9, 1998

                                   /s/ KPMG PEAT MARWICK LLP
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